Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” incorporated by reference in this Registration Statement (Form S-1) of Insulet Corporation for the registration of 1,150,000 shares of its common stock and to the incorporation by reference therein of our report dated April 3, 2007 (except for Note 14, as to which the date is May 10, 2007), with respect to the consolidated financial statements of Insulet Corporation included in its Amendment No. 4 to the registration statement (Form S-1 No. 333-140694) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2007